Exhibit 23<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting, included in the Annual Report of Numerex Corp. on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Numerex Corp on Forms S-3 (File No. 333-114842, effective November 23, 2004, File No. 333-122681, effective August 28, 2005, File No. 333-136093, effective August 8, 2006 and File No. 333-140483, effective June 7, 2007) and on Forms S-8 (File No. 333-51780, effective December 13, 2000,  File No. 333-105142, effective May 9, 2003 and File No. 333-143805, effective June 15, 2007).

/s/ Grant Thornton, LLP

Atlanta, Georgia

March 13, 2009